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                 August 31, 2023

       Gareth Genner
       Chief Executive Officer
       T Stamp Inc.
       3017 Bolling Way NE, Floors 1 and 2,
       Atlanta, GA 30305

                                                        Re: T Stamp Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed August 23,
2023
                                                            File No: 333-274160

       Dear Gareth Genner:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Uwem Bassey, Staff Attorney, at (202) 551-3433 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Andrew Stephenson